Exhibit 99.1

Sabre Announces Appointment of Doug Barnett as CFO

Company to report second quarter earnings on July 31, 2018

SOUTHLAKE, Texas – July 2, 2018 – Sabre Corporation (NASDAQ: SABR), the leading technology provider to the global travel industry, today announced that Doug Barnett will join the company as executive vice president and chief financial officer, beginning on July 23, 2018. Barnett will succeed Rick Simonson, who previously announced his intention to retire as CFO in 2018. To ensure a smooth transition, Simonson will become a senior advisor to the CEO.

“Doug’s finance, technology and operational expertise makes him the ideal CFO to help build upon Sabre’s strong foundation and execute the next phase of our strategy underpinned by our strong, flexible capital structure,” said Sean Menke, Sabre president and CEO. “His seasoned financial leadership within the technology sector will make Doug an excellent partner for our executive team as we continue our mission to reimagine the business of travel while accelerating our growth and creating value for our customers and shareholders.”

Barnett brings extensive finance, technology and operations experience to Sabre, having most recently served as chief financial officer for Informatica, a global leader in enterprise cloud data management. His more than three decades of experience includes previous CFO positions at TriZetto Corporation and UGS Corporation.

“Sabre’s focused strategy and industry leadership position the company as the technology partner of choice for the dynamic travel industry,” said Mr. Barnett. “I’m looking forward to working closely with the leadership team to help execute our strategy and build on Sabre’s track record of innovation and growth.”

Menke added, “I’d like to thank Rick for his many accomplishments as Sabre’s CFO. He was instrumental in executing our IPO, oversaw divestitures and acquisitions that have made us stronger and more focused, led significant improvements in our financial reporting and forecasting, and helped craft and implement our strategy. Due in large part to Rick’s efforts, Doug takes the CFO reins of Sabre at a time when we have a strong foundation and great momentum.”

Sabre Corporation will host a live webcast of its second quarter 2018 earnings conference call on July 31, 2018 at 9:00 a.m. ET. Sean Menke, Doug Barnett and Rick Simonson will participate on the call to discuss the financial results as well as comment on the forward outlook. The conference call is expected to last approximately one hour and will be accessible by visiting the Investor Relations section of Sabre’s website at investors.sabre.com.

A live audio webcast of the session will be available on the Sabre website at investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

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Contacts:
Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com